Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), dated March 20, 2008 (the “Effective Date”), is by and between Simtek Corporation, a Delaware corporation (the “Company”), and Brian Alleman (the “Employee”).

RECITALS

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee while the Employee is employed by the Company, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company both currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control in an effort to ensure that the compensation and benefits expectations of the Employee will be satisfied and are competitive with those of other corporations.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.

Term and Operation of Agreement.

(a)

Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall remain in effect until the expiration of one year from the Effective Date (the “Expiration Date”); provided, however, that if a Change of Control occurs prior to the Effective Date, then this Agreement shall not expire or terminate until such time as the obligations of the Company pursuant to Section 3 have been fulfilled.

(b)

Operation of Agreement.  Notwithstanding the fact that this Agreement has a set term, this Agreement shall not become operative unless and until a Change of Control occurs.  Accordingly, this Agreement is not intended to and will not alter the compensation and benefits that the Employee could reasonably expect in the absence of the occurrence of a Change of Control.

2.

Certain Defined Terms.

(a)

“Annual Salary” means the annual salary being paid the Employee immediately before his or her termination, determined prior to any deductions actually taken from salary (i) for salary reductions or deferrals under any plan of the Company, (ii) for payment of employee benefits under any plan of the Company which were charged to the Employee, (iii) for the purchase of stock under any plan of the Company, and (iv) any tax withholding.

(b)

“Cause” means gross misconduct in connection with the Employee’s position as an employee of the Company which results in or has the potential to result in material injury to the Company.  Bad judgment or negligence shall not constitute gross misconduct, nor shall any act or omission reasonably believed by the Employee to have been in, or not opposed to, the interests of the Company.

(c)

“Change of Control” means any of the following:

(i)

the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (1) directly from, or by, the Company, or (2) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries;

(ii)

the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director;

(iii)

consummation, in one transaction or a series of related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination “beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 50% of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or

(iv)

approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company.

(d)

“Constructive Termination” means the occurrence of any of the following events that are not remedied within 30 days after receipt by the Company of written notice from the Employee of the occurrence of such event: (i) the assignment to the Employee of responsibilities or title materially less than his or her responsibilities and title immediately prior to the Change of Control, (ii) the material reduction in the aggregate of the Employee’s salary and bonus to which he was entitled immediately prior to the Change of Control, or (iii) without limiting the generality of the foregoing, any material breach of this Agreement by the Company.

(e)

“Disability” means any physical or mental condition that prevents Employee, for a period of 60 consecutive days or 90 days in any period of 12 consecutive months, from performing and carrying out Employee’s material duties and responsibilities with the Company, as determined by the Board.

3.

Termination Upon a Change of Control.  Other than termination of employment for Cause or termination of employment due to Employee’s voluntary resignation, if Employee’s employment is terminated by the Company (whether through actual or Constructive Termination or as a result of death or Disability) (a) within 12 months after a Change of Control, or (b) prior to the date on which the Change of Control occurs (provided such Change of Control actually occurs and provided Employee is able to reasonably demonstrate that such termination was at the request of the acquirer or otherwise arose in connection with or anticipation of a Change of Control), then Employee shall continue to receive his or her Annual Salary for the lesser of (y) 12 months following the date of termination, or (z) whatever length of time is remaining (starting from the date of termination) until the expiration of 12 months from the date of the Change of Control.  The Annual Salary payable to Employee pursuant to the previous sentence shall be payable at the same time and in the same manner as it was paid immediately prior to Employee’s termination and any such payments shall be in accordance with any requirements to withhold federal, state or local taxes; provided, however, that if the Employee is, on the date of termination, a specified employee (within the meaning of Internal Revenue Code Section 409A), then, notwithstanding any other provision herein to the contrary, all payments under this Agreement shall, to the extent required by such Section 409A, be delayed for the period and in the manner required by such Section 409A.  Notwithstanding any other provision of this Agreement, if the payments to or for the benefit of the Employee under this Section 3 equals or exceeds three times the “base amount” (as defined in Internal Revenue Code Section 280G), such that a deduction would not be allowed to the Company under that Section for all or any part of such payments, or if the payments made hereunder would cause the Employee to be liable for tax under Internal Revenue Code Section 4999, then the payments under this Section 3 shall be reduced so that the aggregate “present value” (as defined in Internal Revenue Code Section 280G(d)(4)) of such payments shall total $100.00 less than three times the base amount.  The purpose of such reduction is to ensure that the payments to the Employee will not constitute a parachute payment within the meaning of Internal Revenue Code Section 280G(b)(2) and that the Employee will not be subject to tax under Internal Revenue Code Section 4999.

4.

Employee’s Continued Status as an At-Will Employee.  Nothing in this Agreement shall alter Employee’s status as an at-will employee of the Company.  Employee’s employment with the Company may be terminated by either party at any time, with or without notice and with or without reason.

5.

Miscellaneous.

(a)

Arbitration of All Disputes.  All disputes arising out of or related in any way to this Agreement will be resolved by arbitration in El Paso County, Colorado, in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association then in effect except as modified in this Agreement.  One arbitrator shall constitute the arbitration panel and shall be provided this Agreement.  Written demand for arbitration shall be served on the other party within 60 days after any claim or dispute arises.  Any hearings will be closed to the public.  The award rendered by the arbitrator shall be final, confidential and shall identify a prevailing party.  The fees and expenses of the arbitrator and the winning party’s reasonable attorneys fees and costs shall be paid by the nonprevailing party.  Judgment may be entered on the award in El Paso County District Court if any amount due pursuant to the arbitrator’s decision is not paid or any action required is not taken within 60 days of the award.

(b)

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address Employee has filed in writing with the Company and to the Company at its principal executive offices.

(c)

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to its conflicts of laws principles.

(d)

Entire Agreement.  This Agreement (together with the Addendum appended hereto) constitutes the entire agreement of the parties with regard to the subject matter hereof.  This Agreement does not, however, address all terms and conditions of Employee’s employment with Company and Employee’s employment with Company shall also be governed by Company’s standard terms and conditions of employment.  Furthermore, this Agreement shall not be read or interpreted to provide any additional rights or benefits of employment other than those expressly set forth herein; in addition, this Agreement shall not be read or interpreted to alter Employee’s status as an at-will employee of Company.  Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, regarding the specific subject matter hereof has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the specific subject matter hereof, which is not contained in this Agreement shall be valid or binding.

(e)

Section 409A Savings Clause.  It is the intent of the Company and Employee that payments or benefits payable under this Agreement not be subject to the additional tax, penalties, and interest imposed under Internal Revenue Code Section 409A, and the provisions of the Agreement shall be construed and administered in accordance with such intent.  To the extent such potential payments could become subject to such Section 409A, the Company and Employee agree to amend the Agreement with the goal of giving the Employee the economic benefits described in this Agreement in a manner that does not result in such tax being imposed.

(f)

Amendments.  This Agreement may not be changed, waived or discharged orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver or discharge is sought.

(g)

Successors.  This Agreement shall extend to and be binding upon the Company, its successors and assigns.

(h)

Severability.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

(i)

Headings.  The headings of the paragraphs in this Agreement are solely for convenience and shall not control the meaning of interpretation of any provision of this Agreement.

(j)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(k)

Agreement to be Kept Confidential.  Employee agrees that Employee will keep the terms of this Agreement confidential and that Employee will not disclose them to or discuss them with any person or entity other than Employee’s spouse, retained counsel or tax/financial advisors.

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IN WITNESS WHEREOF, the undersigned have executed this Change of Control Agreement as of the date first set forth above.

BRIAN ALLEMAN

/s/Brian Alleman
Brian Alleman

SIMTEK CORPORATION

By:	/s/Harold Blomquist
Name:	Harold Blomquist
Title:	Chief Executive Officer

ADDENDUM TO CHANGE OF CONTROL AGREEMENT
FOR CASH RETENTION BONUS

THIS ADDENDUM (this “Addendum”), dated as of March 20, 2008, is appended to, and made a part of, that certain Change of Control Agreement (the “Change of Control Agreement”), of even date herewith, by and between Simtek Corporation, a Delaware corporation (the “Company”), and Brian Alleman (the “Employee”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Change of Control Agreement.

NOW, THEREFORE, in consideration of the recitals in the Change of Control Agreement, which shall be deemed to be a substantive part of this Addendum, and the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

6.

Cash Bonus.  In the event that: (a) Employee is continuously employed by the Company from the Effective Date through the date that is one year from the Effective Date (the “Retention Date”); and (b) a Change of Control has not occurred prior to the Retention Date; then, the Company shall pay to Employee, within 30 days of the Retention Date, a bonus equal to $56,250.00, in cash or other immediately available funds, subject to the withholding of applicable federal, state and local taxes.

7.

Applicability of Certain Sections of Change of Control Agreement.  Notwithstanding anything else to the contrary in the Change of Control Agreement, Section 1 of the Change of Control Agreement shall not be applicable to this Addendum.  Employee hereby reaffirms his or her obligation to comply with Sections 4 and 5 of the Change of Control Agreement and agrees that such sections shall apply to this Addendum.

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IN WITNESS WHEREOF, the undersigned have executed this Addendum Change of Control Agreement for Cash Retention Bonus as of the date first set forth above.

BRIAN ALLEMAN

/s/Brian Alleman
Brian Alleman

SIMTEK CORPORATION

By:	/s/Harold Blomquist
Name:	Harold Blomquist
Title:	Chief Executive Officer